EXHIBIT 99.2

FOR IMMEDIATE RELEASE:	NEWS
November 10, 2011	Nasdaq-EVOL

Evolving Systems Declares Special Dividend of $2.00 Per Share

ENGLEWOOD, Colorado — Evolving Systems, Inc. (Nasdaq: EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today announced it will distribute approximately $22.0 million in cash to stockholders in the form of a $2.00 per share one-time special dividend payable on January 3, 2012 to stockholders of record as of December 12, 2011.

“The Evolving Systems Board has carefully reviewed our capital structure and believes that payment of a special dividend is in the best interests of all Evolving Systems’ stockholders,” said Thad Dupper, Chairman and CEO. “Over the past several years we have strengthened our balance sheet and built substantial cash reserves through a combination of solid, consistent earnings as well as the recent sale of our Numbering business.  Accordingly, we have decided to distribute a portion of those reserves to stockholders while retaining a substantial balance of cash and liquid investments that is sufficient to support growth initiatives and maintain a healthy balance sheet.”

As of September 30, 2011, Evolving Systems had cash and cash equivalents combined with long-term investments in marketable debt securities that totaled $50.3 million.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services to 50 network operators in over 40 countries worldwide.  The Company’s product portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation as well as the activation of connected devices.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, India and Malaysia.  Further information is available on the web at www.evolving.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s plans to pay a special dividend, potential tax consequences related to the proposed special dividend, the Company’s cash and marketable securities balance, growth initiatives, balance sheet strength, and plans to build shareholder value are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 8, 2011, as well as subsequently filed Forms 10-Q, 8-K and press releases.

CONTACT:

Investor Relations

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303.393.7044

jay@pfeifferhigh.com